As filed with the Securities and Exchange Commission on December 23, 2020

Registration No. 333-12089

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-12089

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Glatfelter Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	23-0628360
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

4350 Congress Street, Suite 600 Charlotte, North Carolina	28209
(Address of Principal Executive Offices)	(Zip Code)

Glatfelter 401(k) Savings Plan for Hourly Employees

(Full title of the plans)

Eileen L. Beck

Vice President, Global Human Resources & Administration

4350 Congress Street, Suite 600

Charlotte, North Carolina 28209

(704) 885-2555

(Name, address and telephone number, including area code, of agent for services)

Copies to:

Mims Maynard Zabriskie

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) to Registration Statement 333-12089 on Form S-8 (the “Registration Statement”), filed by Glatfelter Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on September 16, 1996, is being filed to withdraw and deregister all shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company that had been registered and remain unsold under the Registration Statement, together with any and all plan interests and other securities registered thereunder (collectively, the “Registered Shares and Interests”).

As of the close of business on September 21, 2020, the Company merged (the “Merger”) the Glatfelter 401(k) Savings Plan for Hourly Employees (the “Hourly Plan”) with and into the Glatfelter 401(k) Savings Plan (the “Surviving Plan”). Following the Merger, no further offers or sales of Common Stock or plan interests will be made under the Hourly Plan, and this Post-Effective Amendment is being filed to terminate the offering of all Registered Shares and Interests pursuant to the Registration Statement.

The Company, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Registered Shares and Interests registered but unsold or otherwise unissued under the Registration Statement as of the effective date of the Merger. This filing is made in accordance with an Undertaking made by the Company in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

This Post-Effective Amendment does not deregister the shares of Common Stock and associated plan interests registered with respect to the Surviving Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on December 23, 2020.

Glatfelter Corporation

By:	/s/ Eileen L. Beck
Name: Title:	Eileen L. Beck Vice President, Global Human Resources & Administration

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.